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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-89724, 333-03234, 333-57299 and 333-25809) pertaining to the
1989 Stock Option Plan, 1993 Employee Stock Purchase Plan, 1993 Directors' Stock Option Plan, and 1995 Stock Option Plan of Quality Semiconductor, Inc., and in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-30189) of Quality Semiconductor, Inc. and in the related Prospectus of our report dated October 28, 1998 with respect to the consolidated financial statements and schedule of Quality Semiconductor, Inc. included in the Annual Report (Form 10-K) for the year ended September 28, 1998.


                                                           /s/ ERNST & YOUNG LLP

San Jose, California
December 4, 1998